Exhibit 10.3

                              EMPLOYMENT AGREEMENT

           This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of May 31, 2003, by and between AMAZING SAVINGS HOLDING LLC, a Delaware limited liability company (the "Employer"), and JERRY HOFFNUNG (the "Executive").

                                    RECITALS

           The Employer desires to employ the Executive, and the Executive wishes to accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

           The parties, intending to be legally bound, agree as follows:

1.         EMPLOYMENT TERMS AND DUTIES

           1.1        EMPLOYMENT

           The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and subject to the conditions set forth in this Agreement.

           1.2        TERM

           This Agreement shall be effective as of the Effective Date (as such term is defined below in Section 6.13) and shall continue through December 31, 2008, unless earlier terminated as hereinafter provided, provided that this Agreement automatically shall be extended as of such fifth anniversary and each three-year anniversary thereafter for a period of three years unless either party gives notice to the contrary in writing to the other at least ninety (90) days before the end of the applicable period (such initial five-year period, plus, if renewed, such additional three-year periods, if any, shall hereinafter be referred to collectively as the "Employment Period").

           1.3        DUTIES

           The Executive shall serve as the Senior Vice President - Merchandising of the Employer and shall have such duties, authority and status as is customary to such position. The Executive shall (a) devote all or substantially all of his business time, attention, skill and energy to the business of the Employer, and (b) serve the Employer, diligently under the direction of the President of the Employer in the advancement of the best interests of the Employer. It is understood and agreed that (a) the Executive will not report to any employee of the Employer other than the President of the Employer and Moshael Straus (as long as he is an executive of Employer), (b) the Executive will work at the principal office of the Employer, and that such principal office of the Employer will be located (A) in South Plainfield, New Jersey or (B) either within a 10 mile radius of South Plainfield, New Jersey or within a 50-mile radius of Monsey, New York but in either event outside of New York City or Long Island and (c) the Executive will not be required to work on the Sabbath or any Jewish holidays under Orthodox law and (b) for purposes hereof, the "business of the Employer" (with respect to which the Executive shall perform services) includes, as and to the extent required, the business of subsidiaries of the Employer (including, without limitation, Odd Job Stores, Inc.). The organizational chart of Employer, which is subject to change, is contemplated to be set forth on Exhibit A.

2.         COMPENSATION AND BENEFITS

           2.1        COMPENSATION

           (A) BASE SALARY. The Executive shall be paid an annual base salary at the rate of (i) Three Hundred Twenty Thousand and 00/100 Dollars ($320,000.00) commencing on the Effective Date through the first anniversary of such date; and
(ii) one hundred and five percent (105%) of the prior year's annual base salary for each 12-month period thereafter (such annual base salary, as then in effect, together with the Additional Salary described in Section2.1(b) below, the "Salary"), which shall be payable in equal periodic installments in accordance with the Employer's customary payroll practices, but in no event less frequently than twice each month. Employer shall deduct from the base salary, income tax withholdings and social security deductions. If the Employer shall acquire a majority of the shares of Odd Job Stores, Inc. or merges or consolidates into or with Odd Job Stores, Inc., Employer and Executive will negotiate options in Odd Job Stores, Inc. to be granted to Executive as part of Executive's compensation.

           (B) ADDITIONAL SALARY. (i) In addition to the base salary, the Executive shall be paid an additional salary (the "Additional Salary") subject to and in accordance with the provisions of this Section 2.1(b). Net Income of the Employer shall be determined for each of the following periods (each a "Period"): (1) the Effective Date through December 31, 2003, (2) January 1, 2004 through December 31, 2004, (3) January 1, 2005 through December 31, 2005, and
(4) each succeeding calendar year during the term hereof. If Net Income of the Employer for any Period shall be positive then promptly after the calculation of such Net Income of the Employer for such Period, the Executive will be paid compensation as Additional Salary equal to $55,000, provided that (1) with respect to the first Period and the last Period (if it consists of less than 12 months) said amount of $55,000 will be prorated, (2) commencing with calendar year 2008 said amount of $55,000 will increase 5% per annum and (3) if (I) Net Income of the Employer for the Period ending December 31, 2003 is not positive and/or Net Income of the Employer for the Period ending December 31, 2004 is not positive and/or due to the provisions of Section 2.1(b)(ii) the Executive does not receive the full Additional Salary for one or both of said first two Periods and (II) the Net Income for the Period ending December 31, 2005 is positive, then in addition to the Additional Salary payable for the Period ending December 31, 2005, the Executive will also be entitled to receive Additional Salary for such prior Period(s) when Net Income of the Company was not positive or was insufficient to pay the total Additional Salary, subject, however to the provisions of Section 2.1(b)(ii) below. As used herein, the term "Net Income of the Employer" shall mean net income of the Employer (A) before acquisition debt service, but after debt service incurred in the ordinary course of business for operating expenses (whether a term or revolving facility); (B) before federal, state and local taxes, amortization, depreciation and other non-cash expenses,
(C) without including extraordinary non-recurring expenses (including without limitation, severance payments to employees and one time extraordinary charges) and (D) after deducting a management fee to Ascend Retail Investment LLC in amount of $1,000,000.

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           (ii) Notwithstanding the foregoing, if the aggregate Additional
Salary for the Executive plus the aggregate Additional Salary for Phil Rosenblatt payable during any Period (the "Applicable Period"), if not for the provisions of this clause (ii) and, the provisions of Section 2.1(b) in Mr. Rosenblatt's employment agreement with the Executive, shall exceed Net Income of the Employer for the Period immediately preceding the Applicable Period, then the aggregate Additional Salary payable to the Employee during the Applicable Period shall equal one-half of the Net Income of the Employer for the Period immediately preceding the Applicable Period.

           (C) BONUS COMPENSATION. In addition to the Salary, within 105 days after the end of each calendar year during the Employment Period, the Executive shall receive bonus compensation (which shall consist of a cash bonus and/or options or warrants to purchase ownership interests in the Employer) as the compensation committee of the Employer shall determine. The compensation committee of the Employer shall initially consist of Moshael Straus and Jeffrey Parker.

           (D) BENEFITS. During the Employment Period, the Executive shall be entitled to (i) all of the benefits received by the Executive under his prior employment with Amazing Savings Holding LLC including, without limitation, comprehensive medical and dental insurance for the Executive and the members of his or her immediate family, (ii) a leased car and (iii) such other benefits as the Employer shall hereafter from time to time make available to one or more of its senior executive officers. In addition, during the Employment Period, the Employer shall reimburse the Executive for (A) the use and maintenance of a cell telephone and (B) membership in an "airline lounge program" maintained by an airline selected by the Executive in his sole discretion, provided, however, that the Employer's obligation to reimburse the Executive pursuant to this subsection (B) shall not exceed $500 annually. If the Executive flies west of Chicago on company business, the Executive will be entitled to fly first-class. The benefits to which the Executive is entitled pursuant to this Section 2.1(d) are hereinafter referred to as the "Benefits".

           (E) EXPENSES. The Employer shall pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies. The Executive shall file expense reports with respect to such expenses in accordance with the Employer's policies.

3.         VACATIONS AND HOLIDAYS

           The Executive shall be entitled to four weeks paid vacation during each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive shall also be entitled to paid holidays for all Jewish holidays under Orthodox Jewish law and the paid Federal or New York State holidays for employees of the Employer as set forth in the Employer's policies.


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4.         TERMINATION

           4.1        EVENTS OF TERMINATION

           The Executive's employment and all of Executive's rights under this Agreement or otherwise as an employee of the Employer shall terminate (except as otherwise provided in this Section 4), or be subject to termination, prior to the expiration of the Employment Period as follows:

           (A) The Executive's employment hereunder shall terminate upon the death of the Executive.

           (B) The Executive's employment hereunder shall terminate 15 days after the Employer gives a notice of termination to the Executive at any time after the Executive shall be deemed to have become Disabled unless the Executive resumes his duties prior to the termination date specified in the Employer's written notice of termination. For purposes of this Agreement, the Executive shall be deemed to have become "Disabled" if, for medical reasons, the Executive is unable to perform his or her duties hereunder for one hundred eighty (180) consecutive days, as determined in accordance with this Section 4.1(b). The Disability of the Executive shall be determined by a medical doctor (the "Medical Doctor") selected by the Managing Member of the Employer. The Executive shall submit to a reasonable number of examinations by the Medical Doctor and the Executive hereby authorizes the disclosure and release to the Employer of the Medical Doctor's determination and all supporting medical records (the "Medical Information"). The Employer agrees to treat any Medical Information disclosed to it hereunder as strictly confidential and to only use such information as may be reasonably necessary for the determination of whether the Executive has become Disabled. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact shall act in the Executive's stead for the purposes of submitting the Executive to the examinations and for providing the authorization of disclosure required under this Section 4.1(b).

           (C) The Employer may, at any time, terminate Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean the Executive's willful and repeated failure to perform any of his material duties hereunder which is not remedied within thirty (30) days after receipt of a written notice from the Company authorized by the Managing Member of the Employer specifically describing such failure and demanding the cure thereof.

           (D) The Employer may terminate the Executive's employment upon 15 days notice if the Executive is convicted of any felony (i) which involves the money or property of the Employer, (ii) which involves moral turpitude or (iii) which materially and adversely affects the Executive's ability to perform its duties hereunder.

           (E) The Executive may, at any time, terminate his or her employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the Employer has breached its material obligations under this Agreement and


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has failed to cure such breach within 30 days after receipt of a written notice from the Executive specifically describing such failure and demanding the cure thereof.

           (F) The Executive may terminate his or her employment if (i) (1) the Employer shall, directly or indirectly, sell all or substantially all of its assets (other than in the ordinary course of its business), or (2) Employer ceases to be controlled, directly or indirectly, by Moshael Straus, Jeffrey Parker and members of their family, and (ii) the Executive's duties or responsibilities are materially diminished.

           4.2        TERMINATION PAY

           (A) Effective upon the termination of Executive's employment hereunder, the Employer shall be obligated to pay the Executive (or, in the event of his or her death, his or her Designated Beneficiary (as defined below)) his or her Salary only through the date of such termination, subject however to the provisions of Section 4.2(c). For purposes of this Agreement, the Executive's "Designated Beneficiary" shall be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer shall have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any Person purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity or to locate or attempt to locate any beneficiary, personal representative or trustee if no such notice with respect thereto has been given by Executive to Employer. For purposes of this Agreement, a "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

           (B) The Executive's accrual of, or participation in plans providing for the Benefits shall cease on the date of termination of this Agreement and the Executive shall be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive shall not receive, as part of his or her termination pay pursuant to this Section 4, any payment or other compensation for any vacation, holiday, sick leave or other leave unused on the date the notice of termination is given under this Agreement.

           (C) Notwithstanding anything in this Section 4.2 to the contrary, if the employment of the Executive shall terminate (i) because the Employer gave a notice to the Executive pursuant to Section 1.2 electing not to renew the then applicable five or three year employment period, (ii) pursuant to Section 4.1(e) or (iii) pursuant to Section 4.1(f), Employer shall pay to the Executive twelve
(12) monthly payments on the first day of the month following the month in which the Executive's employment terminates and on the first day of each month thereafter through and including the 12th month after the month in which the termination occurs, an amount equal to the sum of (A) Executive's monthly Salary in effect immediately prior to the date of termination and (B) the monthly amount of all premiums and other costs which would otherwise be incurred by


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Employer to maintain in full force and effect for the continued benefit of the
Executive and Executive's dependents, all life, health and disability insurance programs of Employer immediately prior to the date of termination.

5.         NON-COMPETITION AND NON-INTERFERENCE

           5.1        COVENANTS OF THE EXECUTIVE

           (A) NON-COMPETITION. The Executive shall not, for a period commencing on the date hereof and ending on the Applicable Outside Date (the "Post-Employment Period"), engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or be employed by any retail closeout business or wholesale closeout business in the United States which is in competition with the business being conducted or imminently planned to be conducted by Employer during the Employment Period (while he or she is an employee) or at the time of his or her termination (during the Post-Employment Period). Notwithstanding the foregoing, the restrictions on the Executive's activities described above shall not be deemed to include the Executive's direct or indirect ownership of any equity securities in a publicly-traded business entity which does not, and will not with the passage of time, result in the Executive's obtaining, directly or indirectly, more than five percent (5%) of the relevant class of equity security or "control" (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) of such entity.

           (B) NON-SOLICITATION. The Executive shall not, whether for the Executive's own account or for the account of any other Person, at any time during the Employment Period and the Post-Employment Period (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who during the Employment Period is an employee of the Employer, or in any manner induce or attempt to induce any then current employee of the Employer to terminate his or her employment with the Employer or (ii) solicit any entity which was a vendor of the Employer during the Employment Period with respect to the purchase of closeout goods.

           (C) EXCEPTION. Notwithstanding anything herein to the contrary, the restrictions described in clauses (a) and (b) above shall not apply at any time after the Employer defaults in its obligations under Section 4.2(c) if such default remains uncured for 30 days after written notice from the Executive.

           (D) APPLICABLE OUTSIDE DATE. As used herein, the term "Applicable Outside Date" shall mean (i) the one year anniversary of the date on which Executive's employment terminates hereunder, if this Agreement terminates (1) as a result of the Employer or the Executive giving a notice pursuant to Section
1.2 electing not to renew the term of this Agreement or (2) pursuant to Sections 4.1(b) or 4.1(f); and (ii) the three year anniversary of the date on which the Executive's employment terminates hereunder (two year anniversary, if on the date the Executive's employment terminates Moshael Straus, Jeffrey Parker and members of their family do not control (directly or indirectly) Employer), with respect to the covenants set forth in Section 5.1(a) and Section 5.1(b) relating to the retail closeout business, and the two year anniversary of the date on which the Executive's employment terminates hereunder (one year anniversary, if on the date the Executive's employment terminates Moshael Straus, Jeffrey Parker


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and members of their family do not control (directly or indirectly) Employer), with respect to the covenants set forth in Section 5.1(a) and Section 5.1(b) relating to the wholesale closeout business, if this Agreement terminates pursuant to Sections 4.1(c) or 4.1(d), provided that if as of the date the Executive's employment terminates hereunder more than 25% of the Employer's gross revenue is derived from the wholesale closeout business (it being understood that sales by Employer to StorePower.com LLC shall be deemed sales derived from the retail closeout business) the Applicable Outside Date shall mean the three year anniversary of the date on which the Executive's employment terminates hereunder (two year anniversary, if on the date the Executive's employment terminates Moshael Straus, Jeffrey Parker and members of their family do not control (directly or indirectly) Employer), with respect to the covenants set forth in Section 5.1(a) and Section 5.1(b) relating to the wholesale closeout business.

6.         GENERAL PROVISIONS

           6.1        INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

           The Executive acknowledges that the injury that would be suffered by the Employer as a result of a violation, or threatened violation, of any of the provisions of this Agreement (including, without limitation, any provision of Section 5) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer shall not be obligated to post bond or other security in seeking such relief.

           6.2        REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

           The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder shall not, with or without the giving of notice or the passage of time, or both (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive represents that he or she is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his or her obligations hereunder or prevent the full performance of his or her duties and obligations hereunder

           6.3        WAIVER

           The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement may be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in


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writing signed by the other party, (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given and
(c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

           6.4        BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

           This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. Neither the Employer nor the Executive may assign its rights under this Agreement without the prior written consent of the other party. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated. This Agreement shall become effective upon the Effective Date. If Employer shall merge into or consolidate with or enter into another form of business combination with any other entity (including, without limitation, Odd Job Stores, Inc.), the surviving entity (or parent entity if the Employer were to become a subsidiary of Odd Job Stores, Inc. or another entity in connection with the business combination) will automatically assume all of the obligations of Employer hereunder and Employer shall perform his duties hereunder for such successor entity and, notwithstanding anything to the contrary contained in this Section 6.4, this Agreement may be assigned to such successor entity.

           6.5        NOTICES

           All notices, consents, waivers and other communications under this Agreement shall be made in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) or when received by the addressee or delivery is refused by addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or certified mail, return receipt requested, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

                     If to the Employer:

                     Amazing Savings Holding LLC
                     20 Industry Drive
                     Mountainville, NY  10953
                     Attention:  Moshael Straus

                     With copies to:

                     Straus Capital Group
                     411 Hackensack Avenue
                     Hackensack, NJ  07601
                     Attention:  Moshael Straus



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                     If to the Executive:

                     Jerry Hoffnung
                     3 Jay Court
                     Monsey, NY  10952

           6.6        ENTIRE AGREEMENT; AMENDMENTS

           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

           6.7        GOVERNING LAW

           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

           6.8        JURISDICTION

           Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein.

           6.9        SECTION HEADINGS, CONSTRUCTION

           The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. This Agreement has been jointly drafted by the respective representatives of the Employer and the Executive and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.

           6.10       SEVERABILITY

           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.


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           6.11       COUNTERPARTS

           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

           6.12       NO BROKER

           The parties represent that no Person has acted as a broker or job placement agent in connection with this Agreement.

           6.13       EFFECTIVE DATE

           As used herein, the term "Effective Date" shall mean the date on which Employer acquires 66 2/3% or more of the outstanding shares of Odd Job Stores, Inc., an Ohio Corporation ("OJS"), provided that upon the termination of the tender offer for OJS, this Agreement will be null and void. On the Effective Date the existing employment agreement dated May 1, 2002 between the Employer and the Executive will terminate.


                     [Remainder of Page Intentionally Blank]














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           IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.


                                   EMPLOYER:

                                   AMAZING SAVINGS HOLDING LLC

                                   By: Amazing Savings/J.B.S.
                                       Liquidators, Inc., Managing Member
                                       prior to the effective date of the
                                       second amended and restated limited
                                       company agreement of Employer

                                       By: /s/ Sam Friedland
                                           --------------------------------
                                           Name: Sam Friedland
                                           Title: President


                                   By: Ascend Retail Partners LLC, Member

                                       By: /s/ Moshael Straus
                                           --------------------------------
                                           Name: Moshael Straus
                                           Title: Managing Member


                                   By: Ascend Retail Investment LLC,
                                       Managing Member from and after the
                                       effective date of the second amended
                                       and restated limited company
                                       agreement of Employer

                                       By: /s/ Moshael Straus
                                           --------------------------------
                                           Name: Moshael Straus
                                           Title: Managing Member



                                   EXECUTIVE:

                                   /s/ Jerry Hoffnung
                                   -----------------------------------
                                   Jerry Hoffnung



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